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                                                                    Exhibit M(2)

                                UAM FUNDS TRUST
                           SHAREHOLDER SERVICES PLAN
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     1.   Services. Under this Shareholder Services Plan (the "Plan"),
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_____________ (the "Shareholder Servicing Agent"), shall provide personal service and/or services for the maintenance of shareholder accounts for the shareholders of UAM Funds Trust (the "Fund") including:

          (a) acting as the sole shareholder of record and nominee for beneficial owners;

          (b) maintaining account records for such beneficial owners of the Fund's shares;

          (c)  opening and closing accounts;

          (d) answering questions and handling correspondence from shareholders about their accounts;

          (e) processing shareholder orders to purchase, redeem and exchange shares;

          (f) handling the transmission of funds representing the purchase price or redemption proceeds;

          (g) issuing confirmation for transactions in the Fund's shares by shareholders;

          (h) distributing current copies of prospectuses, statements of additional information and shareholder reports;

          (i) assisting customers in completing application forms, selecting dividend and other account options and opening custody accounts with the Shareholder Servicing Agent;

          (j) providing account maintenance and accounting support for all transactions.

          (k) performing such additional shareholder services as may be agreed upon by the Fund and the Shareholder Servicing Agent, provided that any such additional shareholder service must constitute a permissible non-banking activity in accordance with the then current regulations of, and interpretations thereof by, the Board of Governors of the Federal Reserve System.
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     2.   Shareholder Servicing Fee. In consideration for the foregoing
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services, the Fund shall reimburse the Shareholder Servicing Agent for the actual expenses incurred by the Shareholder Servicing Agent in providing the foregoing services up to a maximum annual rate equal to 0.25% of the average daily net assets of the Fund serviced by the Shareholder Servicing Agent, accrued daily and payable monthly.

     3.   Reimbursement. All shareholder services expenses shall be submitted
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for reimbursement promptly and must be submitted for reimbursement in the same fiscal year of the Fund in which such expenses were incurred or, in the case of expenses incurred close to the end of the Fund's fiscal year, in the next fiscal quarter of the fund after such expenses have been incurred.

     4.   Term. This Plan, which was approved initially by the Board of Trustees
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of the Fund on March 10, 1994, shall continue in effect indefinitely thereafter so long as its continuance, together with the continuance of any and all agreements now or in the future related to the Plan, are approved at least annually by a majority of the Board of Trustees of the Fund including a majority of the Trustees who are not "interested persons," as defined in the 1940 Act, of the Fund and who have no direct or indirect financial interest in the operation of the Plan, or any agreements related to the Plan, cast in person at a meeting called for the purpose of voting on the Plan and any related agreements.

     5.   Quarterly Report. The Trustees of the Fund shall review on a quarterly
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basis a written report of the amount of monies reimbursed or reimbursable by the
Fund pursuant to the Plan and any related agreements and the purposes for which such reimbursements and the related expenditures were made. Such quarterly report shall be prepared by such persons as are authorized to direct the distribution of monies reimbursed or reimbursable by the Fund pursuant to the Plan and any related agreements.

     6.   Termination. This Plan may be terminated at any time by vote of the
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majority of the Trustees of the Fund who are not "interested persons," as defined in the 1940 Act, of the Fund and who have no direct or indirect financial interest in the operation of the Plan or in any agreements related to the Plan or, at the discretion of the Board of Trustees of the Fund, by vote of a majority of the outstanding voting securities of the Fund.

     7.   Trustees' Review. The Trustees of the Fund have a duty to request and
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evaluate, and the Shareholder Servicing Agent agrees to provide upon request by the Fund, such information as may be reasonably necessary to make an informed determination of whether the Plan should be implemented or continued. In fulfilling their duties under this Section 7, the Trustees should consider and give appropriate weight to all factors pertinent to the continued use of the Fund's assets for the Plan. Minutes describing the factors considered and the basis for the Trustees' decision to use the Fund's assets for the Plan must be made and preserved.

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     8.   Amendments. The Plan may not be amended in any material respect except
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with the approval of a majority of the Board of Trustees of the Fund including a majority of the Trustees who are not "interested persons," as defined in the 1940 Act, of the Fund cast in person at a meeting called for the purpose of voting on such amendment to the Plan.

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